Exhibit 5.1

910 LOUISIANA STREET HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON
November 13, 2025
Centuri Holdings, Inc.
19820 North 7th Avenue, Suite 120
Phoenix, Arizona 85027
Ladies and Gentlemen:
We have acted as counsel to Centuri Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the issuance and sale by the Company of up to 7,441,860 shares (including 1,116,279 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares) (the “Shares”) of its common stock, par value $0.01 per share, pursuant to that certain Underwriting Agreement, dated November 12, 2025 (the “Underwriting Agreement”), by and between the Company, on the one hand, and J.P. Morgan Securities LLC and Wells Fargo Securities, Inc., on the other hand, as representatives of the several underwriters listed in Schedule 1 thereto.
We refer to (i) the Registration Statement on Form S-3 (File No. 333-287200) (the “Registration Statement”), which was filed by the Company on May 12, 2025, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 20, 2025, and (ii) the related prospectus dated May 20, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the sale of the Shares dated November 12, 2025 (together with the Base Prospectus, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
The opinions set forth herein relate only to certain matters regarding the Shares. In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (a) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (b) the Amended and Restated Bylaws of the Company, as amended to date, (c) corporate records of the Company, (d) certificates of public officials and of representatives of the Company, (e) the Registration Statement and the Prospectus, (f) the Underwriting Agreement and (g) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.
In making our examination, we have assumed, without independent investigation, that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. We have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be sold by the Company have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof, and we express no opinion with respect to any other laws.

November 13, 2025

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.